EXHIBIT 99.1

    Tel-Instrument Electronics Corp Announces Estimated Results for
                            Second Quarter

    CARLSTADT, N.J.--(BUSINESS WIRE)--Sept. 30, 2004--Tel-Instrument Electronics Corp announced today that, because of delays in receiving new government contracts, and delays in shipments under existing contracts, as well as slower than anticipated sales growth in its new subsidiary, Innerspace Technologies, Inc., ("ITI"), which was acquired in January, 2004, sales and income for the September 30, 2004 quarter will be lower than for the prior June 30, 2004 quarter, and for the comparable September 30, 2003 quarter, and will probably result in a modest loss for the quarter.
    The Company has projected its estimate of results of operations for the balance of the fiscal year ending March 31, 2005. Sales for fiscal 2005 are projected to increase over sales in fiscal 2004, and profit for fiscal 2005 is projected to be comparable to last year's profit.
    In September, 2004, the Company was awarded a new government contract, previously announced, increasing backlog at September 30, 2004 to $4.4 million. The Company has submitted bids for several large government contracts and, if any of these contracts are awarded, they could positively affect results of operations for the fiscal year. There is no assurance that the Company will receive any of these contracts.
    Results of operations for the year ended March 31, 2004 included only 2 1/2 months of ITI's operations. Results of operations for the fiscal year ending March 31, 2005 will include 12 months of ITI's operations, which operations will reflect increased ITI sales but a greater loss, as compared to 2004.

    This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
    Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.
    Innerspace Technology, Inc. (www.innerspacetechnology.com), a division of the Company, designs, manufactures and distributes a variety of shipboard and underwater instruments to support hydrographers, oceanographers, researchers, engineers, geophysicists, and surveyors worldwide.
    The Company's stock is traded in the American Stock Exchange under the symbol TIK.

    CONTACT: Tel-Instrument Electronics Corp
             Mr. Joseph P. Macaluso, 201-933-1600